[Golenbock, Eiseman, Assor & Bell Letterhead]

                                                                       Exhibit 5

                                                               December 28, 2000

Alexion Pharmaceuticals, Inc.
352 Knotter Drive
Cheshire, Connecticut 06410

Dear Sirs or Madams:

            We refer to the Registration Statement on Form S-8 (the "Registration Statement") to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), on behalf of Alexion Pharmaceuticals, Inc. (the "Company"), relating to 44,292 shares of the Company's Common Stock, $.0001 par value per share (the "Shares"), to be issued under the Prolifarion, Inc. 1999 Long Term Incentive And Stock Option Plan (the "Plan").

            As counsel for the Company, we have examined such corporate records, other documents, and such questions of law as we have considered necessary or appropriate for the purposes of this opinion and, upon the basis of such examination, advise you that, in our opinion, all necessary corporate proceedings by the Company have been duly taken to authorize the issuance of the Shares pursuant to the Plan and that the Shares being registered pursuant to the Registration Statement, when issued and paid for under the Plan in accordance with the terms of the Plan, will be duly authorized, validly issued, fully paid and non-assessable.

            We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. This consent is not be construed as an admission that we are a person whose consent is required to be filed with the Registration Statement under the provisions of the Act.

                                        Very truly yours,


                                        /s/ Golenbock, Eiseman, Assor & Bell


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